                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   SWMX, INC.

            Under Section 242 of the Delaware General Corporation Law

                             ----------------------

      It is hereby certified that:

      1.   The name of the corporation is SWMX, Inc. (the "Corporation").

      2.   The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FOURTH thereof as follows:

            ARTICLE FOURTH: The total authorized capital stock of the
            Corporation shall be three hundred million (300,000,000) shares, each with a par value of $0.01 per share, as follows:

                  1.    COMMON STOCK: The Corporation is authorized to issue up
                        to two hundred ninety million (290,000,000) shares of
                        Common Stock.

                        PREFERRED STOCK: The Corporation is further authorized
                        to issue up to ten million (10,000,000) shares of
                        preference stock to be known as "Preferred Stock".
                        Authority is hereby expressly vested in the Board of
                        Directors of the Corporation to divide said Preferred
                        stock into series and fix and determine the voting
                        powers, designations, preferences and relative
                        participating, optional or special rights and
                        qualifications, limitations or restrictions of the
                        shares of each series so established, as provided by
                        Section 151 of the Delaware Corporation Law.

      3.   The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the
General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation's Board of Directors and in accordance with Section
228(a) of the General Corporation Law of the State of Delaware and the By-Laws
of the Corporation, a written consent of the stockholders of said corporation was adopted, in which consent the necessary number of shares as required by statute were voted in favor of the amendment.

      IN WITNESS WHEREOF, said SWMX, Inc. has caused this Certificate to be signed by Joshua Wexler, its Chief Executive Officer, and attested by Michael
Caprio, its Secretary this 31st day of October, 2007.

                                   SWMX, INC.

                                   By: /s/ Joshua Wexler
                                      ------------------------------------------
                                       Name: Joshua Wexler
                                       Title:Chief Executive Officer

ATTEST:

By:/s/ Michael Caprio
   -------------------------------------
   Name:  Michael Caprio
   Title: Secretary